Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Pentair, Inc.

Re:	Notice of Blackout Period

Date:	August 30, 2012

This notice is to inform you, as directors and executive officers of Pentair, Inc. (the “Company”), that the employee stock ownership fund (the “ESOP Fund”) in the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the “Plan”) will be subject to a “blackout period” during which the ESOP Fund will be closed for participant transactions.

The blackout period is required by the Plan’s recordkeeper, Fidelity Investments, in connection with the proposed merger under which the flow control business of Tyco International Ltd. will combine with the Company. The blackout period will permit the Pentair, Inc. common stock held in the ESOP Fund prior to the merger to be converted into registered shares of Tyco Flow Control International Ltd., to be renamed Pentair Ltd., which will be the parent entity of the combined company following the closing of the merger.

In addition, as a director or executive officer of Pentair Ltd. after the merger, you will be prohibited from trading in Pentair Ltd. registered shares or related securities during the blackout period. The blackout period is currently expected to begin on September 27, 2012 at 4:00 p.m. (Eastern Time) and end during the calendar week beginning September 30, 2012. However, the timing of the Plan blackout period is dependent on the timing of the merger closing and is therefore subject to change. You will be notified of any change in timing.

The blackout period is required in accordance with the Sarbanes-Oxley Act of 2002 and the SEC’s Regulation BTR, which prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer, including pursuant to options to acquire shares or other derivative securities, during a blackout period under the issuer’s retirement plans. This trading restriction bars directors and executive officers of Pentair Ltd. from trading within the Plan as well as trading outside the Plan. The restriction applies whether or not you are a participant in, or eligible to participate in, the Plan.

Please note that this trading restriction will not apply to certain activities expressly permitted under Regulation BTR, including any purchases or sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of Pentair Ltd. registered shares or other equity securities during the blackout period. Even if you think an exception applies to you, we ask that you not trade any Pentair Ltd. security or derivative during the blackout period, unless you have advance written permission from Angela D. Lageson, the Company’s Senior Vice President, General Counsel and Secretary.

Again, the Plan blackout period, and thus the period in which you are prohibited from trading Pentair Ltd. shares, is expected to begin on September 27, 2012 at 4:00 p.m. (Eastern Time) and end during the calendar week beginning September 30, 2012.

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, then please contact Angela D. Lageson, the Company’s Senior Vice President, General Counsel and Secretary, 5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota 55416, (763) 545-1730. You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Ms. Lageson at the address and phone number listed above.

2